EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE LOSS (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE DATA)


                         Three Months Ended June 30     Six Months Ended June 30
                         -------------------------      ------------------------
                             1996        1995              1996        1995
                            -------     -------          -------     ---------

Average common shares         7,569       7,478            7,580         7,478


Net loss                    ($2,653)    ($3,263)         ($4,185)    ($  7,669)
                            -------     -------          -------     ---------


Net loss per share          ($ 0.35)    ($ 0.44)         ($ 0.55)    ($   1.03)
                            =======     =======          =======     =========